EXHIBIT 5.2
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                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 Avenue of the Americas
                            New York, New York 10019





                                                September 3, 2003



Interline Brands, Inc.
801 W. Bay Street
Jacksonville, Florida 32204

                       Registration Statement on Form S-4
                          (REGISTRATION NO. 333-106801)
                       -----------------------------------

Ladies and Gentlemen:

         In connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed by Interline Brands, Inc., a New Jersey corporation (the "Company"), Wilmar Financial, Inc., a Delaware corporation ("Financial"), Wilmar Holdings, Inc., a Delaware corporation ("Holdings"), and Glenwood Acquisition LLC, a Delaware limited liability company ("Glenwood," and together with Financial and Holdings, the "Guarantors"), with the Securities and Exchange Commission (the "Commission") on July 3, 2003, and as amended on August 11, 2003 and on September 3, 2003 under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested to render our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company's $200,000,000 aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2011 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Guarantors (the "Guarantees"). Capitalized terms used and not otherwise defined in this opinion have the respective meanings given them in the Registration Statement, as amended.

         The Exchange Notes are to be offered in exchange for the Company's outstanding $200,000,000 aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2011 (the "Initial Notes") issued and sold by the Company on May 23, 2003 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture (the "Indenture"), dated as of May 23, 2003, among the Company, the Guarantors and The Bank of New York, as trustee.

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         In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

         (i)      the Registration Statement (including its exhibits);

         (ii) the Indenture, including as an exhibit thereto the form of Exchange Note, included as Exhibit 4.1 to the Registration Statement; and

         (iii) the Registration Rights Agreement included as Exhibit 4.3 to the Registration Statement.

         In addition, we have examined (i) those corporate records of the Guarantors that we have considered appropriate, including the certificates of incorporation, certificate of formation, by-laws and limited liability company agreement, as applicable, of the Guarantors, certified by the Guarantors as in effect on the date of this letter (collectively, the "Charter Documents") and resolutions of the board of directors or similar management body, as applicable, of the Guarantors relating to the issuance of the Guarantees on the Exchange Notes, certified by officers of the Guarantors; and (ii) those other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinion expressed below.

         In our examination of the Documents and in rendering the opinion set forth below, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents which we examined. We have also assumed, without independent investigation, (i) that the Exchange Notes will be issued as described in the Registration Statement and (ii) that the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. We have relied upon the factual matters contained in the representations and warranties of the Company and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors. With regards to certain matters of state law, we have relied, with the Company's permission, upon the opinion of Dechert LLP, filed as Exhibit 5.1 to the Registration Statement.

         Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that when duly issued, authenticated and delivered as set forth in the Registration Statement and in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and the Guarantees will be legal, valid and binding obligations of each of the

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Guarantors enforceable against each of the Guarantors in accordance with their terms, except in each case as enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         The opinion expressed above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

         We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.

                                Very truly yours,



                        /s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

                            PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP